Exhibit 10.1
CONSULTING AGREEMENT
SEPTEMBER 1, 2006
Wheeling-Pittsburgh Steel Corporation (the “Company”) wishes to retain former employee, Daniel C. Keaton (the “Consultant), for a period of six months following his retirement on August 31, 2006, and Mr. Keaton agrees to provide consultation services to Wheeling-Pittsburgh Steel Corporation in accordance with the following terms and conditions:
Term of Agreement
     This agreement will become effective on September 1, 2006 and end on February 28, 2007.
Consultation Services
     The Consultant shall provide consultation services to the Company on an “as available” basis by telephone, fax or email. Consultant agrees that he is an independent contractor, and is not performing these services as an employee, partner or other relationship. Consultant shall be solely responsible to pay any taxes owed as a result of fees received pursuant to this Agreement.
Retainer Fee
     The Company shall pay the Consultant a retainer of $12,000 on September 1, 2006.
Prior Agreement and Confidentiality
     Nothing in this Agreement will terminate the provisions contained in the Amended and Restated Retention Agreement, dated February 15, 2006, between Consultant and the Company (the “Employment Agreement”), which survive termination of employment, including Section 6(a) thereof concerning confidentiality. Consultant agrees that any information learned by Consultant during his provision of services under this Agreement shall be kept confidential under the same terms as such Section 6(a).
     Under no circumstances shall this Agreement be considered an extension of the Employment Agreement or a new employment agreement under Section 5(a) (vi)(A) of the Employment Agreement. These post-retirement independent contractor services are being provided at the request of the Company to assist the Company in transitioning the Consultant’s prior duties as an officer.

Further Compensation
     If, by mutual agreement, it is determined that it is necessary for the Consultant to provide services at the Company’s Wheeling Executive Offices, or at such other location as required, the Consultant will be paid $100.00 per hour worked up to a maximum of 8 hours per day, and will be paid mileage, at the rate paid by the Company for business use of a personal car, for miles traveled between Consultant’s home and the Wheeling Office or such other location as required. Consultant will not be paid any fee to answer telephonic questions from his home; such services are part of the services to be provided in exchange for the Retainer Fee above. If a significant discrete project is requested from the Consultant, which the Chief Executive office has pre-authorized to be provided from Consultant’s home, then such services may be provided from home at the above hourly rate. Consultant will be paid the above hourly rate for business travel (subject to the 8 hour/day total pay limit referred to above), but not for travel time from his residence to Wheeling. Also, the Company will provide, at no cost to the Consultant, parking space at the Company’s Parking Garage.
Use of Company Equipment
     The Consultant will have continued use of Company equipment necessary to perform his consulting services, such as a cell phone and laptop computer.
Out-Of-Town Travel
     The Company will reimburse Consultant for reasonable travel expenses for out-of-town travel requested by the Company.
Indemnification
     Consultant will be indemnified for any actions to the same extent as the Company is obligated to provide indemnification to officers in the Company’s By-Laws and Articles of Incorporation, and shall be named as a covered person in the Company’s Director and Officer Liability Insurance Policy. Company will not indemnify Consultant for Consultant’s gross negligence or intentional misconduct.
     Miscellaneous.
     The parties agree that: (a) Entire Agreement. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter. (b) Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Consultant may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Consultant ‘s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise. (c) Severability and Amendment. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto. (d) Interpretative Matters; Counterparts. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart. (e) Governing Law and Conflicts. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.
IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

WHEELING PITTSBURGH STEEL CORPORATION

/s/ Daniel C. Keaton	/s/ James G. Bradley

Daniel C. Keaton	James G. Bradley, Chief Executive Officer